Exhibit 99.1

For release: January 6, 2012, 6:00 a.m. EST	Contact: Mark Rittenbaum
503-684-7000

Greenbrier Reports Strong Fiscal First Quarter, Continues to Increase Production

~ EPS increases to $0.48; Backlog reaches 13,300 units valued at $1.1 billion ~

Lake Oswego, Oregon, January 6, 2012 – The Greenbrier Companies (NYSE: GBX) today reported results for its fiscal first quarter ended November 30, 2011.

First Quarter Highlights

Financial Highlights:

•	Revenues for the first quarter of 2012 were $398.2 million, double the $198.9 million realized in the prior year’s first quarter.

•	Adjusted EBITDA for the quarter was $37.6 million, or 9.4% of revenue, compared to $16.7 million, or 8.4% of revenue in the first quarter of 2011.

•

Net earnings attributable to Greenbrier (“net earnings”) for the quarter were $14.5 million, or $.48 per diluted share, compared to a net loss of $2.3 million, or $.11 per share, in the prior year’s first quarter.

Manufacturing Segment Summary:

•	New railcar deliveries in the first quarter of 2012 were 3,300 units, compared to 1,050 units in the first quarter of 2011.

•	During the first quarter, the Company received orders for 1,600 new railcars. Subsequent to quarter end, orders were received for 2,400 additional units, valued at approximately $240 million.

•

Greenbrier’s new railcar manufacturing backlog as of November 30, 2011 was 13,300 units with an estimated value of $1.1 billion, compared to 8,100 units with an estimated value of $580 million as of November 30, 2010.

Liquidity:

•

The Company ended the quarter with $21 million of cash and $209 million of committed additional borrowing capacity. On December 12, 2011, the Company’s North American revolving line of credit was increased by $30 million to a total of $290 million under existing provisions of the credit agreement.

Discussion of Quarterly Results and Outlook

William A. Furman, president and chief executive officer, said, “I am pleased with our first quarter results, as our operating momentum continues to build. Business trends continue to be strong in our North American rail-related businesses. In response, over the past five quarters we have steadily ramped up new railcar production in North America, increasing production rates on existing lines and opening up new or previously idle production lines to meet growing demand. We continue to believe industry fundamentals are solid, with a number of secular and cyclical drivers boosting railcar demand. Among these drivers are increased rail traffic, overall transportation market share gains by rail, pent up demand from the previous downturn, and a growing strength in the US energy market which we expect will continue.”

Mark Rittenbaum, chief financial officer added, “Momentum from the second half of fiscal 2011 has carried over into the first fiscal quarter of 2012. We continue to realize increased operating leverage through efficiencies associated with operating at higher production rates and cost reduction initiatives implemented during the downturn. We expect this trend to continue as our growing workforce becomes trained and as we benefit from our strategy of entering into shorter term lease contracts during the downturn, which are now renewing in a more favorable pricing environment.”

Segment Details

The Manufacturing segment consists of new railcar production in Europe and North America, and marine production in North America. Manufacturing segment revenue for the first quarter was $262.7 million, compared to $85.4 million in the first fiscal quarter of 2011. This revenue increase was primarily due to increased demand which drove higher railcar deliveries. First quarter new railcar deliveries totaled 3,300 units, compared to 1,050 units in the prior comparable period, reflecting higher production rates on existing lines and additional production lines compared to the prior year. Manufacturing gross margin for the first quarter was 10.1% of revenues, compared to 6.7% in the first quarter of 2011. The increase in margin was attributed to a more favorable product mix, efficiencies gained by operating at higher production rates, and higher volumes of leased railcar syndications.

The Wheel Services, Refurbishment & Parts segment, which consists of a network of 38 locations, provides wheel services, and repairs and refurbishes railcars, and provides railcar parts across North America. Revenue for this segment in the current quarter was $117.7 million, compared to $95.3 million in the first quarter of 2011. The increase of $22.4 million was primarily attributed to higher sales and scrap volumes, as well as an increase in scrap metal pricing. Gross margin for the Wheel Services, Refurbishment & Parts segment was 10.1% of revenues, compared to 9.3% of revenues in the prior comparable period. The increase in margin as a percentage of revenue was primarily the result of efficiencies of operating at higher wheel services volumes and an increase in scrap metal pricing, partially offset by operating inefficiencies in repair and refurbishment as we train new employees.

The Leasing & Services segment includes results from the Company-owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 217,000 railcars. Revenue for this segment was $17.8 million for the quarter, compared to $18.2 million in the same quarter last year. Leasing & Services’ gross margin for the quarter was 45.7% of revenue, compared to 50.0% of revenue in the same quarter last year. The decrease in segment revenue and margin was primarily the result of the discontinuation of a certain management services contract in the second quarter of 2011. This was partially offset by increased lease fleet utilization and higher rents earned on leased railcars for syndication and on maturing leases, as they renew at higher rates. Lease fleet utilization as of the end of the quarter was 97.1%, compared to 95.7% as of August 31, 2011 and 96.7% as of November 30, 2010.

Gains on disposition of equipment in the current quarter were $3.7 million, compared to $2.5 million in the first quarter of 2011. The current quarter’s gain was all from the disposition of leased assets. The prior year’s comparable quarter included a $0.6 million gain on the disposition of leased assets and a $1.9 million gain on insurance proceeds related to the January 2009 fire at one of our Wheel Services, Refurbishment & Parts facilities.

Selling and administrative costs were $23.2 million for the quarter, versus $17.9 million for the same quarter last year. The increase is primarily due to increased employee related costs associated with operating at higher volumes, restoration of salary reductions implemented during the market downturn, and increases in incentive compensation.

Interest and foreign exchange expense was $5.4 million for the quarter, compared to $10.3 million for the same period in 2011. The current quarter benefited from lower interest rates from our recent refinancings and a foreign exchange gain of $0.9 million. The prior year’s comparable quarter included a foreign exchange gain of $0.1 million.

Business Outlook

Based on current business trends, management anticipates that revenues, Adjusted EBITDA and earnings per share will be significantly higher in fiscal 2012, compared to fiscal 2011, with positive momentum continuing across all business segments and, in particular, the manufacturing segment. The Company continues to expect that its new railcar deliveries will exceed 15,000 units for the year, as the new freight car market continues to show solid demand. In response to this increased demand, over the last several quarters the Company has increased its production rates on existing production lines and its capacity at its facilities in Mexico. Currently, railcars are being produced on eight production lines in North America, with the flexibility, later in the year, to produce railcars on three additional lines. The Company’s European operations are also anticipated to continue to contribute to overall corporate profitability.

Conference Call

The Greenbrier Companies will host a teleconference to discuss fourth quarter results. Teleconference details are as follows:

•	January 6, 2012

•	8:00 a.m. Pacific Standard Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through January 21, 2012 at 1-203-369-1951.

About Greenbrier Companies

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 217,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog is not indicative of our financial results; turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies, production of new railcar types, or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before special items, loss (gain) on extinguishment of debt, interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)	November 30, 2011	August 31, 2011
Assets
Cash and cash equivalents	$20,855	$50,222
Restricted cash	2,151	2,113
Accounts receivable, net	149,559	188,443
Inventories	354,045	323,512
Leased railcars for syndication	68,029	30,690
Equipment on operating leases, net	323,878	321,141
Property, plant and equipment, net	159,671	161,200
Goodwill	137,066	137,066
Intangibles and other assets, net	84,187	87,268

	$1,299,441	$1,301,655

Liabilities and Equity
Revolving notes	$80,679	$90,339
Accounts payable and accrued liabilities	311,519	316,536
Deferred income taxes	87,395	83,839
Deferred revenue	5,724	5,900
Notes payable	431,184	429,140
Total equity Greenbrier	368,528	361,573
Noncontrolling interest	14,412	14,328

Total equity	382,940	375,901

	$1,299,441	$1,301,655

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended November 30,
	2011	2010
Revenue
Manufacturing	$262,656	$85,440
Wheel Services, Refurbishment & Parts	117,749	95,268
Leasing & Services	17,794	18,226

	398,199	198,934
Cost of revenue
Manufacturing	236,188	79,747
Wheel Services, Refurbishment & Parts	105,891	86,411
Leasing & Services	9,663	9,120

	351,742	175,278
Margin	46,457	23,656
Selling and administrative	23,235	17,938
Gain on disposition of equipment	(3,658)	(2,510)

Earnings from operations	26,880	8,228
Other costs
Interest and foreign exchange	5,383	10,304

Earnings (loss) before income tax and loss from unconsolidated affiliates	21,497	(2,076)
Income tax benefit (expense)	(7,797)	611

Earnings (loss) before loss from unconsolidated affiliates	13,700	(1,465)
Loss from unconsolidated affiliates	(372)	(587)

Net earnings (loss)	13,328	(2,052)
Net (earnings) loss attributable to noncontrolling interest	1,189	(252)

Net earnings (loss) attributable to Greenbrier	$14,517	$(2,304)

Basic earnings (loss) per common share:	$0.57	$(0.11)
Diluted earnings (loss) per common share:	$0.48	$(0.11)
Weighted average common shares:
Basic	25,463	21,879
Diluted	33,389	21,879

THE GREENBRIER COMPANIES, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Three Months Ended November 30,
	2011	2010
Cash flows from operating activities:
Net earnings (loss)	$13,328	$(2,052)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Deferred income taxes	3,665	(413)
Depreciation and amortization	9,889	9,319
Gain on sales of leased equipment	(3,658)	(633)
Accretion of debt discount	787	1,798
Stock based compensation expense	1,742	1,281
Other	2,024	64
Decrease (increase) in assets:
Accounts receivable	33,687	(5,462)
Inventories	(34,088)	(44,175)
Leased railcars for syndication	(37,339)	(39,847)
Other	856	2,965
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	260	28,508
Deferred revenue	(145)	1,201

Net cash used in operating activities	(8,992)	(47,446)

Cash flows from investing activities:
Proceeds from sales of equipment	5,741	4,054
Investment in and net advance (to) from unconsolidated affiliates	70	(279)
Increase in restricted cash	(38)	(112)
Capital expenditures	(15,007)	(11,536)
Other	10	36

Net cash used in investing activities	(9,224)	(7,837)

Cash flows from financing activities:
Net change in revolving notes with maturities of 90 days or less	(9,150)	1,055
Proceeds from revolving notes with maturities longer than 90 days	7,557	6,194
Repayments of revolving notes with maturities longer than 90 days	(5,606)	—
Net proceeds from issuance of notes payable	2,500	—
Repayments of notes payable	(1,243)	(1,234)
Other	—	26

Net cash provided by (used in) financing activities	(5,942)	6,041

Effect of exchange rate changes	(5,209)	(375)
Decrease in cash and cash equivalents	(29,367)	(49,617)
Cash and cash equivalents
Beginning of period	50,222	98,864

End of period	$20,855	$49,247

THE GREENBRIER COMPANIES, INC.

Supplemental Disclosure

Reconciliation of Net earnings (loss) attributable to Greenbrier to Adjusted EBITDA (1)

(In thousands, unaudited)

	Three Months Ended November 30,
	2011	2010
Net earnings (loss) attributable to Greenbrier	$14,517	$(2,304)
Interest and foreign exchange	5,383	10,304
Income tax (benefit) expense	7,797	(611)
Depreciation and amortization	9,889	9,319

Adjusted EBITDA	$37,586	$16,708

(1)

Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as earnings (loss) attributable to Greenbrier before interest and foreign exchange, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.

Calculation of Earnings (Loss) Per Share

The shares used in the computation of the Company’s basic and diluted earnings (loss) per common share are reconciled as follows:

(In thousands)	Three Months Ended
	November 30,
	2011	2010
Weighted average basic common shares outstanding(1)	25,463	21,879
Dilutive effect of employee stock options (2)	—	—
Dilutive effect of warrants (2)	1,881	—
Dilutive effect of convertible notes (3)	6,045	—

Weighted average diluted common shares outstanding	33,389	21,879

(1)	Restricted stock grants are treated as outstanding when issued and are included in weighted average basic common shares outstanding when the Company is in a net earnings position.
(2)	The dilutive effect of options is excluded from the share calculation for the three months ended November 30, 2010 due to net loss. There were no options outstanding for the three months ended November 30, 2011. The dilutive effect of warrants to purchase 3.4 million shares was excluded from the share calculation for the three months ended November 30, 2010 due to net loss.
(3)	The dilutive effect of the 2026 Convertible notes was excluded from share calculations for the three months ended November 30, 2011 and 2010 as the stock price for each date presented was less than the initial conversion price of $48.05 and therefore considered anti-dilutive.

The dilutive EPS for the three months ended November 30, 2011 was calculated using the most dilutive of two approaches. The first approach includes the dilutive effect of outstanding warrants and shares underlying the 2026 Convertible notes in the share count using the treasury stock method. The second approach supplements the first by including the “if converted” effect of the 2018 Convertible notes issued March 2011. Under the “if converted method” debt issuance and interest costs, both net of tax, associated with the convertible notes are added back to net earnings and the share count is increased by the shares underlying the convertible notes. The 2026 Convertible notes would only be included in the calculation of both approaches if the current stock price is greater than the initial conversion price of $48.05 using the treasury stock method.

	Three Months Ended November 30, 2011
Net earnings attributable to Greenbrier	$14,517
Add back:
Interest and debt issuance costs on the 2018 Convertible notes, net of tax	1,376

Earnings before interest and debt issuance costs on convertible notes	$15,893

Weighted average diluted common shares outstanding	33,389
Diluted earnings per share	$0.48	(1)

(1)	Diluted earnings per share was calculated as follows:

Earnings before interest and debt issuance costs on convertible notes

Weighted average diluted common shares outstanding

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